AGREEMENT OF PURCHASE AND SALE



        THIS AGREEMENT OF PURCHASE AND SALE is made by and between CIGNA REAL ESTATE FUND S LIMITED PARTNERSHIP, a Connecticut limited partnership ("Seller"), and RRC ACQUISITIONS, INC., a Florida corporation ("Purchaser"), as of the "Effective Date" (as defined below).

                                   Article I.
                                    Property

        Seller hereby agrees to sell, and Purchaser hereby agrees to buy, all of the following property: (a) a parcel of real property (the "Land"), located in the County of Hillsborough, State of Florida, more particularly described on Exhibit A attached to this Agreement; (b) the buildings and other improvements located on the Land, being a shopping center generally known as University Collection (the "Improvements"); (c) all tenant leases relating to the Improvements, being the leases referred to on the Rent Roll attached hereto as Exhibit B (the Land, Improvements, and tenant leases are referred to herein, collectively, as the "Real Property"); and (d) all fixtures, equipment, and other personal property (both tangible and intangible, including, without limitation, any service and maintenance agreements applicable thereto, other than the property management agreement, which shall be terminated) owned by Seller and contained in or related to the Improvements, to the extent assignable (the "Personal Property") (collectively, the Real Property and the Personal Property are sometimes referred to herein as the "Property").




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                                   Article II.
                           Purchase Price and Deposits

        The purchase price which the Purchaser agrees to pay and the Seller agrees to accept for the Property shall be the sum of ELEVEN MILLION FIVE
HUNDRED THOUSAND DOLLARS ($11,500,000.00)(hereinafter referred to as the "Purchase Price"), subject to adjustment as provided in Article V hereof, payable as follows:

               (a) An earnest money deposit ("Initial Deposit") of Seventy Five Thousand Dollars ($75,000.00), in cash, to be deposited with FLEMING, HAILE & SHAW, P.A., 440 Royal Palm Way, Suite 100, Palm Beach, Florida 33480 ("Escrow Agent") within one (1) business day after execution hereof by both parties, such amount to be held in escrow and deposited in an interest-bearing account; and

               (b) In accordance with Section 6.3 hereof, Purchaser shall deposit an additional $25,000.00 ("Second Deposit") with Escrow Agent, such amount to be held in the same account as the Initial Deposit. Escrow Agent will acknowledge receipt of the Second Deposit by notice to Seller within one (1) business day after receipt thereof. In the event Purchaser does not deposit the Second Deposit with Escrow Agent as required herein, Purchaser shall be in default under this Agreement.

               The Initial Deposit and the Second Deposit are hereinafter collectively referred to as the "Total Deposit." That portion of the



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        Total  Deposit held by Escrow  Agent is sometimes  referred to herein as the "Deposit".

               (c) The balance of the Purchase Price shall be paid at time of Closing by Federal wire transfer, with the transfer of funds to Seller to be completed by 2:00 p.m. on the day of the Closing.

        The Total Deposit shall be paid to Seller at the Closing as a credit against the Purchase Price. All interest shall be for Purchaser's account for tax purposes and shall be considered to be a part of the Total Deposit for all purposes. Notwithstanding the prior sentence, if Seller retains the Deposit in accordance with Section 3.1 hereof, such interest shall be for Seller's account for tax purposes.

        In addition to the Initial Deposit, the Escrow Agent shall receive three fully executed copies of this Agreement immediately after both parties have executed it. The date of such deposit shall be acknowledged by the Escrow Agent on all copies. The Escrow Agent shall retain one copy of this Agreement and deliver one copy hereof to each of Purchaser and Seller.
        The "Effective Date" of this Agreement shall be the date the Escrow Agent receives executed counterparts hereof from both parties.

                                  Article III.
                                Failure to Close

        3.1 Purchaser's Default. If Seller has complied with all of the covenants and conditions contained herein and is ready, willing and able to



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convey the Property in accordance  with this  Agreement  and Purchaser  fails to consummate this Agreement as provided herein, then the parties hereto recognize and agree that the damages that Seller will sustain as a result thereof will be substantial, but difficult if not impossible to ascertain. Therefore, the parties agree that, in the event of Purchaser's default, Seller shall, as its sole remedy, be entitled to retain the Deposit as liquidated damages, and neither party shall have any further rights or obligations with respect to the other under this Agreement, except for the Surviving Covenants (hereinafter defined).

        3.2 Seller's Default. In the event that Purchaser has complied with all of the covenants and conditions contained herein and is ready, willing and able to take title to the Property in accordance with this Agreement, and Seller fails to close as required herein, then Purchaser may, as its sole remedy, either (a) terminate this Agreement and recover the Deposit and all reasonable and bona fide out-of-pocket expenses incurred by it in connection with this Agreement, provided, however, that Seller's liability for such expenses shall not exceed $50,000.00; or (b) seek specific performance by Seller of Seller's obligations in accordance with principles of Florida law, and, if successful in obtaining specific performance, seek reimbursement of its actual attorneys' fees reasonably incurred, provided, however, that Seller's liability for such attorneys fees shall not exceed $100,000.00. Purchaser shall not be entitled to enter a suit for specific performance unless (i) such suit includes a representation that Purchaser had the ability to close hereunder at the time of such alleged default, (ii) such suit is filed within thirty (30) days of Seller's alleged default, and (iii) Purchaser has complied with all of its obligations hereunder.



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                                   Article IV.
                          Closing and Transfer of Title

        4.1 Closing. The parties hereto agree to conduct a closing of this sale (the "Closing") on or before 10:00 a.m. on the date ten (10) calendar days after the "Feasibility Period" hereinafter provided ("Closing Date") in the office of the Escrow Agent identified in Section 3.1 above, or at such other place as may be agreed upon by the parties hereto. This Agreement shall terminate if transfer of title is not completed by the Closing Date (unless such failure to close is due to Seller's default, the date for Closing is extended pursuant to any provision hereof, including, without limitation, the matters described in Sections 4.2, 6.4, 6.5 and Article VII hereof, or the date for Closing is extended by agreement of the parties, which agreement shall be confirmed in writing).

        4.2 Closing Procedure. At Closing, Seller shall execute and deliver or cause to be delivered (a) a Special Warranty Deed, in the form attached hereto as Exhibit C, proper for recording, conveying Seller's interest in the Real Property to Purchaser, subject, however, to (i) any and all easements, rights of way, encumbrances, liens, covenants, restrictions and other matters of record and any and all matters shown (A) on any survey of the Real Property obtained by Purchaser (including any survey obtained pursuant to Section 6.1) or otherwise disclosed to Purchaser (except monetary liens of record shown in the Title Commitment or appearing of record between the date of the Title Commitment and the Closing Date other than liens for taxes not yet due), (B)



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in the Title Commitment  (defined in Section 6.5) or (C) shown on the Survey (as defined in Section 6.4) (or which an accurate survey of the Property would show) and either approved by Purchaser or as to which objection has been waived by Purchaser, (ii) taxes not yet due and payable, (iii) the rights of lessees, ground lessees and licensees of space in the Improvements at the time of Closing (to the extent shown on the Rent Roll), and (iv) any encumbrances created or permitted by the terms of this Agreement; (b) a Bill of Sale in the form attached hereto as Exhibit D, dated as of the date of Closing conveying to Purchaser any and all Personal Property; (c) an Assignment of Leases in the form attached hereto as Exhibit E, dated the date of Closing, assigning all of the landlord's right, title and interest in and to any tenant and other leases covering all or any portion of the Real Property; (d) Tenant Notification Agreements (the "Tenant Notices"), dated the date of the Closing, executed by Seller, and, among other things, relieving Seller of liability for tenant security deposits (provided the security deposits are paid or credited to Purchaser), notifying the tenants of the Real Property that the Property has been sold to Purchaser and directing the tenants to pay rentals to Purchaser (or Purchaser's designated agent); (e) the originals of all leases and, to the extent in Seller's possession or under Seller's control, as-built plans and specifications and maintenance and service contracts that are to be assumed; (f) tenant estoppel certificates substantially in the form attached as Exhibit I executed by (i) Fuddruckers, First Watch, Dockside, Jo Ann Fabrics, Eckerd Drugs, Write Occasions, Chili's and Kinko's; and (ii) at least seventy (70%) of the other tenants (as measured by the number of tenants), it being understood and agreed that Seller shall use its reasonable best efforts to obtain estoppels from all tenants; (g) an updated Rent Roll, in the form of the Rent Roll attached hereto as Exhibit B, dated within 15 days of the date



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of the Closing;  (h) an affidavit  that Seller is not a "foreign  person" in the form attached as Exhibit G; (i) a master key or duplicate key for all locks in the Improvements; and (j) to the extent in the possession of Seller or Seller's property management company, all maintenance records.

        Purchaser acknowledges and agrees that Seller is under no obligation to clear from the title any easements, rights of way, encumbrances, liens (except mechanics' liens for work done for Seller, mortgage liens or judgment liens), covenants, restrictions, or any other matters of record, or to cure any survey objections of Purchaser, or to create any encumbrances on, or for the benefit of, the Property. If Seller does not deliver title at Closing in a form consistent with the Title Commitment and in accordance with the terms of this Agreement, such failure shall not constitute a default or breach by Seller hereunder, and notwithstanding any other provision of this Agreement Purchaser's sole and exclusive remedy shall be to terminate this Agreement and receive a return of the Total Deposit, or to accept conveyance by Seller of such title as it delivers without reduction of the Purchase Price.

        Purchaser acknowledges that Seller's obligation to obtain the tenant estoppel certificates as provided in Section 4.2(f) above shall constitute a condition of closing, the failure of which shall not constitute a default and, notwithstanding any other provision of this Agreement, Purchaser's sole and exclusive remedy for such failure shall be to terminate this Agreement and receive a return of the Deposit. In the event Seller has not obtained the estoppel certificates prior to the Closing Date, Seller may extend the Closing Date for an additional ten (10) calendar days to attempt to obtain same.




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        It is understood and agreed that in the event the estoppel  certificates are not substantially in the form of Exhibit "I" or if the information set forth herein does not correlate with the Rent Roll attached hereto as Exhibit "B", Purchaser may terminate this Agreement and receive its Deposit.


        4.3 Purchaser's Performance. At the Closing, Purchaser will cause the Purchase Price to be delivered to Seller, will execute and deliver the Tenant Notices, the Assignment of Leases, the Bill of Sale and all other appropriate closing documents. Purchaser's obligation shall be contingent upon its obtaining an Owner's Title Insurance Policy (the "Owner's Title Policy") from a "Title Company" selected by Purchaser dated no earlier than the date of the recording of the Deed, in the full amount of the Purchase Price, insuring that good and indefeasible fee simple title to the Property is vested in Purchaser, containing no exceptions to such title other than the standard printed exceptions (provided, however, that (i) if a proper survey is provided by Purchaser, the printed survey exception must be deleted, except for matters shown on the Survey, (ii) the exception as to ad valorem taxes shall be limited to taxes for the current and subsequent years, (iii) the exception for tenants and parties in possession shall be limited to those tenants, licensees, and occupants shown on the Rent Roll delivered at Closing), those items listed on Schedule "B" of the Title Commitment, and encumbrances created or permitted by the terms of this Agreement and (iv) the exception for mechanics' liens must be deleted. Purchaser shall use all reasonable efforts to obtain the Owner's Title Policy.




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        4.4 Evidence of Authority;  Miscellaneous.  Both parties will deliver to the Title Company and each other such evidence or documents as may reasonably be required by the Title Company or either party hereto evidencing the power and authority of Seller and Purchaser and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required hereunder in connection with the sale of the Property. Both parties will execute and deliver such other documents as are reasonably required to effect the intent of this Agreement.

                                   Article V.
                        Prorations of Rents, Taxes, Etc.

        Real estate taxes for the year of closing shall be prorated as of the date of Closing, based on maximum discount if tenants' payments for real estate taxes are calculated based on maximum discount, either using actual tax figures or, if actual figures are not available, then using as a basis for said proration the most recent assessed value of the Real Estate multiplied by the most current tax rate, with a subsequent cash adjustment to be made between Purchaser and Seller when actual tax figures are available. Personal property taxes, annual permit or inspection fees, sewer charges and other expenses normal to the operation and maintenance of the Property shall also be prorated as of the date of Closing. Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing. With regard to rents that are delinquent as of the date of the Closing, (i) no proration will be made at the Closing, (ii) Purchaser will make a good faith effort after the Closing to collect the rents in the usual course of Purchaser's operation of the Property, (iii) Purchaser will apply



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all rents collected first to current rents and, unless  specifically  designated otherwise by the tenant, post-closing delinquent rents and the excess amount, if any, shall be applied to the delinquent rent owed to Seller, and (iv) Purchaser will provide Seller with a copy of any correspondence received from or mailed to tenants in connection with rents due Seller under the terms of this Agreement. It is agreed, however, that Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. Rents collected by Purchaser after the Closing Date, to which Seller is entitled, shall be promptly paid to Seller. Seller shall retain the right to take legal action, if necessary, to collect any delinquent rents not collected by Purchaser and Purchaser shall not interfere with and shall cooperate with such legal action.
        Percentage Rents and tenant reimbursements shall also be prorated, based on the number of days in the applicable period. Percentage Rents and tenant reimbursements not yet due and payable at Closing but allocable to the period Seller owned the Property shall be collected by Purchaser when due and paid to Seller upon receipt. Purchaser shall use commercially reasonable efforts to collect such amounts and shall provide Seller with a copy of any correspondence received from or sent to tenants in connection with percentage rents and tenant reimbursements allocable to Seller. Notwithstanding the foregoing, Seller shall retain the right to take legal action if necessary to collect any percentage rents and tenant reimbursements not collected by Purchaser within three (3) months of its due date and Purchaser shall not interfere with and shall cooperate with any such legal action.
        As of the Closing Date, Purchaser shall be entitled to a credit for any tenant deposits under the leases, and for any prepaid rent covering periods after the Closing.



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        Final readings on all gas, water and electric meters shall be made as of the date of closing, if possible. If final readings are not possible, gas, water and electricity charges will be prorated based on the most recent period for which costs are available. Any deposits made by Seller with utility companies shall be returned to Seller. Purchaser shall be responsible for making all arrangements for the continuation of utility services. After the Closing, Purchaser will assume full responsibility for all security deposits and advance rental deposits of current tenants of the Real Property currently held by Seller, which items will be itemized by Seller and transferred and paid over to Purchaser at the Closing.
        All items (including taxes, but excluding tenant reimbursements and percentage rent which is not due on or prior to Closing) that are not subject to an exact determination shall be estimated by the parties. When any item so estimated is, within six (6) months after the Closing capable of exact determination, the party in possession of the facts necessary to make the determination shall send the other party a detailed report on the exact determination so made and the parties shall adjust the prior estimate within thirty (30) days after both parties have received said reports.
        All pro-rations shall be as of 12:01 a.m. on the Closing Date if closing proceeds are received by Seller prior to 2:00 p.m. on the Closing Date.
        If not paid prior to Closing, Seller shall remain responsible for leasing commissions and tenant improvement costs in connection with the lease to First Watch Enterprises, Inc. (the "First Watch Lease"). Purchaser shall receive a credit for any free rent under this Lease which extends beyond Closing.




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                                   ARTICLE VI.
                     Purchaser Inspections and Contingencies

        6.1 Document Inspection. Seller has made or will make available within three (3) days from the Effective Date of this Agreement the following items relating to the Real Property for review by Purchaser to the extent in Seller's or Seller's property manager's possession:

        (1)    a copy of Seller's policy of title insurance;

        (2) all plans, drawings, and specifications and "as built" plans or drawings related to the Property and any third-party soil reports, environmental reports, engineering and architectural studies, grading plans, topographical maps, and similar data relating to the Property;

        (3) a list and copies of all licenses, permits and approvals regarding the Property;

        (4)    service contracts and similar agreements related to the Property;

        (5)    Seller's existing survey of the Property;

        (6) copies of any leases and other occupancy agreements applicable to the Property; and

        (7)    1996 operating statements for the Property.



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        Purchaser  agrees that if for any reason the Closing is not consummated,
Purchaser will immediately return to Seller all materials furnished to Purchaser pursuant to this Agreement, together with any due diligence material obtained by Purchaser during the "Feasibility Period", described below.

        6.2 Physical Inspection. In addition to the items set forth in Section 6.1, Seller will make the Property available for inspection by Purchaser and Purchaser may, at Purchaser's costs and risk, conduct such engineering and/or market and economic feasibility studies of the Property and undertake such physical inspection of the Property and such other investigations as Purchaser deems appropriate as soon as possible after the Effective Date of this Agreement. Purchaser shall give Seller reasonable oral or written notice of all proposed activities to be undertaken on the Property, and Seller's consent thereto shall be required but shall not be unreasonably withheld or delayed. Such activity shall be coordinated with the designated representative of CIGNA Investments, Inc. and shall not unreasonably interfere with the operation of the Property. Purchaser may conduct interviews with tenants of the Property provided that Purchaser has scheduled such interviews with a representative of Seller and the "Authorized Broker" hereinafter defined.


        Purchaser hereby agrees to pay, protect, defend, indemnify and save Seller and the Property free and harmless against all liabilities, obligations, claims (including mechanic's lien claims), damages, penalties, causes of action, judgments, costs and expenses (including, without



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limitation,  attorneys' fees and expenses)  (whether  involving bodily injury or property damage) imposed upon, incurred by or asserted against Seller in connection with or arising out of the entry upon the Real Property by Purchaser's employees, agents or independent contractors and the actions of such persons on the Real Property (or involving mechanic's liens as a result thereof). In the event any part of the Property is damaged or excavated by Purchaser, its employees, agents or independent contractors, or Regency, its employees, agents or independent contractors, Purchaser and Regency agree in the event its purchase hereunder is not consummated, to make such additional payments to Seller as may be reasonably required to return the Property to its condition immediately prior to such damage or excavation or, at Seller's option, to cause such work to be done. Notwithstanding any provision to the contrary herein, Purchaser's obligations under this subparagraph shall be joint and several and shall survive the expiration or termination of this Agreement, and shall survive Closing.
               Prior to any such entry on the Real Property by Purchaser's employees, agents or independent contractors, Purchaser shall provide Seller with evidence of insurance in form and substance acceptable to Seller with respect to all such inspections conducted upon the Real Property.
        6.3. Feasibility Period. Purchaser shall have a period commencing with the Effective Date and terminating on the fortieth (40th) calendar date thereafter to conduct its inspection of the documents delivered in accordance with Section 6.1 and to conduct physical inspections of the Property as set forth in Section 6.2 (the "Feasibility Period"). On or before the last day of the Feasibility Period, Purchaser may, in its sole discretion without obligation to specify which aspect of its inspection was unsatisfactory, terminate this Agreement by providing a written notice to Seller and Escrow



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Agent so providing.  Such notice to Seller shall include all documents  provided to Seller as well as all inspection reports. Upon receipt of such notice, this Agreement shall terminate and the Escrow Agent shall return the Deposit to Purchaser, and neither party shall have any obligation to the other, except for
the  Surviving  Covenants.   If  Purchaser  fails  to  provide  such  notice  of
termination on or before the last day of the Feasibility Period, Purchaser shall be deemed to have approved such inspections. Purchaser shall thereafter deliver the Second Deposit to Escrow Agent and this contract shall remain in full force and effect.

        6.4. Survey Contingency. Purchaser's obligation to purchase the Property is subject to its obtaining, within fifteen (15) days after the Effective Date, an ALTA survey of the Real Property by a registered surveyor (the "Survey"). The Survey shall show the location of all improvements, structures, driveways, parking areas, easements, rights of way, and any encroachments. Purchaser shall use its best efforts to obtain the Survey. Purchaser shall provide a copy of the Survey, which shall be certified to Purchaser and Seller, to Seller immediately upon its receipt thereof.

        Purchaser shall have until five (5) days after receipt thereof to object in writing to the Survey, including any objection to the boundaries set forth in the Survey and to the legal description. This contingency shall be deemed satisfied or waived if Seller has not received written notice of Purchaser's objection before such date. Any such written notice shall state all of Purchaser's objections with specificity. Upon receipt of such notice, Seller may, but shall not be obligated to, cure such objections. If Seller cures such objections within 15 days, or, if such objections are such that they



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cannot be cured within 15 days and Seller has commenced  curing such  objections and thereafter diligently proceeds to perfect such cure (but in no event beyond 45 days unless agreed to by Purchaser), then this Agreement shall continue in force and effect, and the Closing Date shall be adjusted accordingly. If Seller is unable to, or chooses not to, cure such objections within the time permitted, this Agreement shall terminate, Seller shall instruct the Escrow Agent to return the Deposit to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Seller is unable to or chooses not to cure, and upon receipt by Seller of such waiver in full from Purchaser within 10 days of notice from Seller that it is unable or chooses not to cure such objections, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

        If requested by Seller, Purchaser will confirm in writing whether this survey contingency has been satisfied and, if so, the date on which it was satisfied. Seller shall provide a copy of the Survey to Purchaser at or prior to Closing.

        6.5. Title Contingency. Purchaser's obligation to purchase the Property is subject to its obtaining within fifteen (15) days after the Effective Date a commitment for an Owner's Title Insurance Policy (the "Title Commitment"), dated not earlier than the Effective Date of this Agreement, issued by the Title Company, together with such copies of all items and documents referred to in the Title Commitment. The Title Commitment will commit the Title Company to issue the Owner's Title Policy to Purchaser at the



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



Closing in the amount of the Purchase Price. Purchaser shall use its best efforts to obtain the Title Commitment. Purchaser shall deliver a copy of the Title Commitment to Seller immediately upon Purchaser's receipt thereof.
        Purchaser shall have until five (5) days after its receipt thereof to state any objections in writing. This contingency shall be deemed satisfied or waived if such written notice of objection is not provided by Purchaser on or before the expiration of such five-day period. Such written notice of objection shall state all of Purchaser's objections with specificity. Upon receipt of such notice, Seller may, but shall not be obligated to, cure such objection. If Seller cures such objections within 15 days, or, if such objections are such that they cannot be cured within 15 days and Seller has commenced curing such objections and thereafter diligently proceeds to perfect such cure, then this Agreement shall continue in full force and effect and the Closing Date shall be adjusted accordingly. If Seller is unable or chooses not to cure such objections within the time permitted, then this Agreement shall terminate, and Seller shall instruct the Escrow Agent to return the Initial Deposit to Purchaser, and neither party shall have any further obligations hereunder except for the Surviving Covenants. Notwithstanding the foregoing, however, Purchaser may waive such objections that Seller is unable or chooses not to cure within 10 days after receipt of a notice that Seller is unable or chooses not to cure such objections, and upon receipt by Seller of such waiver in full from Purchaser, this Agreement shall remain in full force and effect with no reduction in the Purchase Price.

        If requested by Seller, Purchaser will confirm in writing whether this title contingency has been satisfied and, if so, the date on which it was satisfied. Seller assumes no obligations to Purchaser with respect to matters disclosed as title exceptions in the Title Commitment. Purchaser shall promptly deliver to Seller a copy of the Title Commitment upon Purchser's receipt thereof.

                                  Article VII.
                      Loss due to Casualty or Condemnation

        7.1 Loss due to Condemnation. In the event of a condemnation of all or a Substantial Portion of the Real Property which condemnation shall or would render a Substantial Portion of the Real Property untenantable, or if any portion of the building or parking area is taken, either party may, upon written notice to the other party given within 10 days of receipt of notice of such event, cancel this Agreement, in which event Seller shall instruct the Title Company to return the Deposit to Purchaser, this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that neither party elects to terminate, or if the condemnation affects less than a Substantial Portion or does not affect the building or parking area, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by reason of such condemnation prior to closing. In such event, the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be an abatement of the Purchase Price equal to the amount of the net proceeds, less costs and attorney's fees, which are received by Seller by reason of such condemnation prior to closing. If the condemnation proceeding shall not have been concluded prior to the Closing, then there shall be no abatement of the Purchase Price and Seller shall assign any interest it has in the pending award to Purchaser. For purposes of this Section 7.1, a Substantial Portion shall mean a condemnation of in excess of $250,000.00 in value of the Real Property.

        7.2 Loss due to Casualty. In the event of Substantial Loss or Damage to the Real Property by fire or other casualty (not resulting from acts of Purchaser), either party may, upon written notice to the other party given within 10 days of receipt of notice of such event, cancel this Agreement in which event Seller shall instruct the Title Company to return the Deposit to Purchaser and this Agreement shall terminate and neither party shall have any rights or obligations hereunder except for the Surviving Covenants. In the event that neither party elects to terminate, or if the casualty results in less than Substantial Loss or Damage, then this Agreement shall remain in full force and effect and Seller shall be entitled to all insurance proceeds received or collected by reason of such damage or loss, whereupon the transaction hereby contemplated shall close in accordance with the terms and conditions of this Agreement except that there will be abatement of the Purchase Price equal to the amount of the net proceeds, less costs and attorney's fees, which are received by Seller as a result of such damage or loss, provided that such abatement will be reduced by the amount expended by Seller in accordance with Article VIII hereof for restoration or preservation of the Property following the casualty. Alternatively, Purchaser may, in its discretion, have Seller repair or replace the damaged Property, and there shall be no abatement of the Purchase Price in such case. However, Purchaser shall not be entitled to require Seller to effect repair or replacement unless the loss is entirely covered by insurance (except for any applicable deductible) and the repair or replacement will take no more than three (3) months to complete. For purposes of this Section 7.2, "Substantial Loss or Damage" shall mean loss or damage, the cost for repair of which exceeds $250,000.00.

                                  Article VIII.
                           Maintenance of the Property

        Between the time of execution of this Agreement and the Closing, Seller shall use its best efforts to maintain the Property in at least as good repair as of the date of this Agreement, reasonable wear and tear excepted; except that in the event of a fire or other casualty, damage or loss, Seller shall have no duty to repair said damage except as provided in Section 7.2 hereof. However, Seller may repair any such damage with Purchaser's prior, written approval and may, without Purchaser's approval, repair damage where such repair is necessary in Seller's reasonable opinion to preserve and protect the health and safety of tenants of the Property or to preserve the Property from imminent risk of further damage or if required to do so by Seller's insurance carrier or any lease. Any such emergency repairs shall be reported to Purchaser within 48 hours of their completion.
        During the period after the Effective Date and prior to the Closing, Seller shall not lease any portion of the Real Property unless such lease has been approved in writing by Purchaser, which approval shall not be unreasonably withheld. Any such proposed lease shall be on Seller's standard form of lease and shall be reviewed and approved or rejected within five (5) business days after receipt thereof by Purchaser. Failure to approve or reject such proposed lease within such period shall be deemed approval. If the proposed lease is rejected and Purchaser provides a reasonable rationale for such objection, then Seller shall not enter into such lease. With respect to any leases entered into during such period, Purchaser shall assume all of Seller's obligations as lessor thereunder, including paying the cost of all tenant improvements and leasing commissions with respect thereto.
        Seller shall deliver to Purchaser a copy of any new lease executed for any portion of the Property.

                                   Article IX.
                                     Broker
        Purchaser and Seller represent to each other that they have dealt with no agent or broker who in any way has participated as a procuring cause of the sale of the Property, except Cushman & Wakefield of Florida, Inc. ("Authorized Broker"). Seller shall pay a commission to the Authorized Broker at and if the Closing occurs to the extent due pursuant to a separate written agreement between Seller and Authorized Broker. The Authorized Broker shall be responsible for paying any applicable co-broker under terms of any separate agreement between them. Purchaser and Seller each agree to defend, indemnify and hold harmless the other for any and all judgments, costs of suit, attorneys' fees, and other reasonable expenses which the other may incur by reason of any action or claim against the other by any broker, agent, or finder with whom the indemnifying party has dealt arising out of this Agreement or any subsequent sale of the Property to Purchaser, except for the above-described commissions, which shall be paid by Seller. The provisions of this Article IX shall survive the Closing and any termination of this Agreement.

                                   Article X.
                         Representations and Warranties

        10.1 Limitations on Representations and Warranties. Purchaser hereby agrees and acknowledges that, except as set forth in Section 10.2 below, neither Seller nor any agent, attorney, employee or representative of Seller has made any representation whatsoever regarding the subject matter of this sale, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or corporation. Purchaser agrees to take the Real Property and the Personal Property "as is," as of the date hereof, reasonable wear and tear, and minor damage caused by the removal of any personal property or fixtures not included in this sale, excepted. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY OR THE SUITABILITY THEREOF FOR ANY PURPOSE FOR WHICH PURCHASER MAY DESIRE TO USE IT. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. PURCHASER, BY ACCEPTANCE OF THE DEED, AGREES THAT IT HAS INSPECTED THE PROPERTY AND ACCEPTS SAME "AS IS" AND "WITH ALL FAULTS".

        Purchaser understands that any financial statements and data, including, without limitation, gross rental income, operating expenses and cash flow statements, to be made available by Seller to Purchaser, will be unaudited financial statements and data not prepared or reviewed by independent public accountants, and that Seller makes no representation as to the accuracy or completeness thereof. Seller shall make the books and records of the Property for 1994 and 1995 available to Seller for a period of sixty (60) days after the Closing to permit Purchaser's accountants to conduct an audit; provided, however, Seller shall have no expense, liability or responsibility for anything shown in such audit. Purchaser shall indemnify and hold harmless the Seller from any claim, damage, loss or liability to which Seller is at any time subjected by any person as a result of its compliance with the previous sentence. The provisions of this paragraph shall survive Closing.
               In the event Purchaser's accountants request an audit letter with respect to such audits, Seller shall supply such a letter in a form reasonably acceptable to Seller; provided, that, in no event shall such letter expand or enhance Seller's representations and warranties under this Agreement.

        10.2 Representations and Warranties. Seller makes the following representations and warranties and agrees that Purchaser's obligations under this Agreement are conditioned upon the truth and accuracy of such representations and warranties, both as of this date and as of the date of the
Closing:

        (a) Seller has the corporate power and authority to enter into this Agreement and convey the Property to Purchaser.

        (b) To the best of Seller's knowledge, Seller has received no notice of any material existing, pending or threatened litigation, administrative proceeding or condemnation or sale in lieu thereof, with respect to any portion of the Real Property, except as noted on Exhibit H attached hereto.

        (c) Except for those tenants and licensees in possession of the Real Property under written leases or license agreements for space in the Real Property, as shown in the Rent Roll, to the best of Seller's knowledge there are no parties in possession of, or claiming any possession to, any portion of the Real Property as lessees, tenants at sufferance, licensees, trespassers or otherwise.

        (d) The updated Rent Roll for the Real Property, which shall be delivered at the Closing, will be true, correct and complete as of the date set forth thereon; no tenant will be entitled to any rebates, rent concessions, or free rent (other than as reflected in said Rent Roll) and no rents due under any of the tenant or other leases will have been assigned, hypothecated, or encumbered, to any party except pursuant to documents to be released at Closing.

        (e) There are no attachments or executions affecting the Property, general assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy, pending or, to the best of Seller's knowledge, threatened against Seller.

        (f) To the best of Seller's knowledge, (i) the Property is not contaminated with any hazardous substance; (ii) Seller has not caused and will not cause, and there never has occurred, the release of any hazardous substance on the Property; and (iii) the Property is not subject to any federal, state or local "superfund" lien, proceedings, claim, liability or action. The terms "hazardous substance" and "release" as used herein shall have the same meaning and definition as set forth in paragraphs (14), (22) and (23), respectively, of Title 42 U.S.C. Section 9601 and under any applicable Florida law provided, however, that the term "hazardous substance" as used herein also shall include "hazardous waste" as defined in paragraph (5) of 42 U.S.C. Section 6903 and "petroleum" as defined in paragraph (8) of 42 U.S.C. Section 6991. The term "superfund" as used herein means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, being Title 42 U.S.C. Section 9601 et seq., as amended, and any similar state statute or local ordinance applicable to the Property, and all rules and regulations promulgated, administered and enforced by any governmental agency or authority pursuant thereto.
        Anything in the foregoing to the contrary notwithstanding, it is understood and acknowledged by Purchaser that one of the tenants shown on the Rent Roll is a dry cleaner that may be in violation of applicable Florida law, and that Purchaser is obtaining an environmental audit with respect to such dry cleaner and the Property as a whole.

        10.3 Seller's Knowledge. Whenever the term "to the best of Seller's knowledge" is used in this Agreement or in any representations and warranties given to Purchaser at Closing, such knowledge shall be the actual knowledge of Sean Williams(the "Key Personnel"), the personnel assigned to the Real Property by CIGNA Investments, Inc., authorized agent for Seller, without investigation or due diligence review. Seller shall have no duty to conduct any further inquiry in making any such representations and warranties, and no knowledge of any other person shall be imputed to the Key Personnel.

        10.4 Survival.  All representations and warranties  contained in Section
10.2 will survive the Closing of this transaction (but only as to the status of facts as they exist as of the Closing, it being understood that Seller makes no representations or warranties which would apply to changes or other matters occurring after the Closing), but shall expire on the date one year from the date of Closing, and no action on such representations and warranties may be commenced after such expiration.

                                   Article XI.
                               Liability of Seller

        Neither Seller nor any independent property manager which Seller has hired to manage the Property shall, by entering into this Agreement, become liable for any costs or expenses incurred by Purchaser subsequent to the date of Closing, including any labor performed on, or materials furnished to, the Real Property, or for any leasing commissions or other fees or commissions due for renewals or extensions of existing leases or otherwise (except with respect to the First Watch Lease), or for compliance with any laws, requirements or regulations of, or taxes, assessments or other charges thereafter due to any governmental authority, or for any other charges or expenses whatsoever pertaining to the Property or to the ownership, title, possession, use, or occupancy of the Property, whether or not such costs and expenses were incurred pursuant to obligations of Purchaser under this Agreement (including, without limitation, any costs of compliance with presently-existing and future environmental laws, any environmental remediation costs, and any costs of, or awards of damages for, damage to the environment, to natural resources, or to any third party, it being the intent of this Agreement, as between Purchaser and Seller, to shift all such liability to Purchaser, and Purchaser hereby agrees to defend, indemnify and hold Seller harmless from any such liability for such costs and expenses. Nothing herein shall negate any liability of Seller, if any, which arises under the express provisions hereof or of the Assignment and Assumption of Leases and Security Deposits. The provisions of this Article XI shall survive closing.
                                  Article XII.
                                   Assignment

        Except to a related party, Purchaser may not assign or transfer this Agreement without prior written consent of Seller. No assignment shall relieve Purchaser of any of its obligations under this Agreement.
                                  Article XIII.
                                     Notices
        All notices hereunder or required by law shall be sent via any nationally recognized commercial overnight carrier with provisions for receipt, addressed to the parties hereto at their respective addresses set forth below or as they have theretofore specified by written notice delivered in accordance herewith: PURCHASER: RRC Acquisitions, Inc.
                       121 West Forsyth Street, Suite 200
                             Jacksonville, FL 32202

with a copy to:       William E. Scheu, Esq.
                        Ulmer, Murchison, Ashby & Taylor
                       200 West Forsyth Street, Suite 1600
                             Jacksonville, FL 32202

SELLER:                      Cigna Real Estate Fund S
                        Limited Partnership
                           c/o CIGNA Investments, Inc.
                             900 Cottage Grove Road
                             Hartford, CT  06152-2313
                             Attn:   Mr. Mark v. DePucchio


with a copy to:       CIGNA Corporation
                             Investment Law Department
                             900 Cottage Grove Road
                             Hartford, CT  06152-2215
                             Attn:  Mortgage and Real Estate Group, S-215A

ESCROW AGENT:                Fleming, Haile & Shaw, P.A.
                          440 Royal Palm Way, Suite 100
                            Palm Beach, Florida 33480
                         Attention: David M. Shaw, Esq.


Delivery will be deemed complete upon actual deposit with such delivery service.

                                  Article XIV.
                                    Expenses
        Seller shall pay its own attorney's fees and documentary stamps on the Deed. Purchaser shall pay all of Purchaser's attorneys' fees and expenses, recording charges, sales taxes, the Title Company's fees, any Title Policy premium and the cost of the Survey, notwithstanding any local practice to the contrary.

                                   Article XV.
                                  Miscellaneous
        15.1 Successors and Assigns. All the terms and conditions of this Agreement are hereby made binding upon the executors, heirs, administrators, successors and permitted assigns of both parties hereto.

        15.2 Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

        15.3 Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part hereof.

        15.4 Construction. No provision of this Agreement shall be construed by any Court or other judicial authority against any party hereto by reason of such party's being deemed to have drafted or structured such provisions.

        15.5 Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and there are no other oral or written promises, conditions, representations, understandings or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party.

        15.6 Recording. The parties agree that this Agreement shall not be recorded. If Purchaser causes this Agreement or any notice or memorandum thereof to be recorded, this Agreement shall be null and void at the option of the Seller.

        15.7 No Continuance. Purchaser acknowledges that there shall be no assignment, transfer or continuance of any of Seller's insurance coverage or of the property management contract.

        15.8  Time of Essence.  Time is of the essence in this transaction.

        15.9 Original Document. This Agreement may be executed by both parties in counterparts in which event each shall be deemed an original.

        15.10 Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Purchaser hereunder shall be determined,in accordance with the laws of the State of Florida.

        15.11 Acceptance of Offer. This Agreement constitutes Purchaser's offer to buy from Seller on the terms set forth herein and must be accepted by Seller by signing three copies hereof and returning them to Escrow Agent no later than July 23, 1996. If Seller has not accepted this Agreement by such date, then this Agreement and the offer represented hereby shall automatically be revoked and shall be of no further force or effect.

        15.12 Confidentiality. Purchaser and Seller agree that all documents and information concerning the Property delivered to Purchaser, the subject matter of this Agreement, and all negotiations will remain confidential. Purchaser and Seller will disclose such information only to those parties required to know it, including, without limitation, employees of either of the parties, consultants and attorneys engaged by either of the parties, and prospective or existing investors and lenders.

        15.13 Surviving Covenants. Notwithstanding any provisions hereof to the contrary, the provisions of the second paragraph of Section 6.2 hereof and the provisions of Article IX and Section 15.15 hereof (collectively, the

"Surviving Covenants") shall survive the Closing and any termination of this Agreement.

        15.14 Approval. Seller's obligation to perform its duties hereunder is contingent upon approval of the transaction by all required boards and committees in accordance with the standard policies and procedures of CIGNA Investments, Inc. Seller will seek such approvals during the period commencing on the date of execution hereof by Purchaser, to and including the last day of the Feasibility Period, and will notify Purchaser promptly of the decision of such boards and committees. If the transaction is not approved by such date, then Seller shall terminate this Agreement by giving notice thereof to Purchaser, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further rights or duties hereunder except for the Surviving Covenants.

        15.15 Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable and other costs incurred in that action or proceeding, including those related to appeals, in addition to any other relief to which it or they may be entitled. This provision shall survive Closing or other termination of this Agreement.

        15.16 No Recording. Neither this Agreement nor any reference to it shall be placed of record in any county in the State of Florida.

        15.17 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
        WITNESS the following signatures.

        EXECUTED BY PURCHASER this _____ day of __________________, 1996.

                                            PURCHASER:

                                            RRC ACQUISITIONS, INC.


                                   By:   _____________________________________
                                                  Name:
                                                  Title:

                                         Fed. Tax I.D. No.____________________




     EXECUTED BY SELLER this _____ day of _________________, 1996.

                                     SELLER:

                                         CIGNA REAL ESTATE FUND S LIMITED
                                         PARTNERSHIP, a Connecticut limited
                                   partnership

                                         By CONNECTICUT GENERAL LIFE
                                       INSURANCE COMPANY, a Connecticut
                                       corporation, its general partner

                                      By CIGNA Investments, Inc., its
                                         authorized agent

                                      By:______________________________

                                      Name:
                                     Title:

Receipt of original copies of this Agreement executed by Seller and Purchaser is acknowledged this ____ day of ________________, 1996. Escrow Agent's performance under this Agreement is subject to the Escrow Conditions set forth on Schedule "A" hereto.



                                                    ESCROW AGENT:


                                                    FLEMING, HAILE & SHAW, P.A.



                                              By:_____________________________
                                              Name:
                                              Title:


Executed for purposes of being bound by Section 6.2 hereof.


CUSHMAN & WAKEFIELD OF FLORIDA,
INC., a Florida corporation



By:_________________________
   Name:
   Title:

                         AGREEMENT OF PURCHASE AND SALE


                                     BETWEEN


                            CIGNA REAL ESTATE FUND S
                           LIMITED PARTNERSHIP, SELLER




                                       AND


                                 RRC ACQUISITIONS, INC., PURCHASER
















Property: University Collection
          Tampa, Florida                        Effective Date: ____________

                                TABLE OF CONTENTS



                                                                           PAGE



        Article 1       Property............................................  1

        Article 2       Purchase Price and Deposits.........................  2

        Article 3       Failure to Close....................................  3
           3.1          Purchaser's Default.................................  3
           3.2          Seller's Default....................................  4

        Article 4       Closing and Transfer of Title.......................  5
           4.1          Closing.............................................  5
           4.2          Closing Procedure...................................  5
           4.3          Purchaser's Performance.............................  8
           4.4          Evidence of Authority; Miscellaneous................  9

        Article 5       Prorations of Rents, Taxes, Etc.....................  9

        Article 6       Purchaser Inspections and Contingencies............. 12
           6.1          Document Inspection................................. 12
           6.2          Physical Inspection................................. 13
           6.3          Feasibility Period.................................. 14
           6.4          Survey Contingency.................................. 15
           6.5          Title Contingency................................... 16

        Article 7       Loss due to Casualty or Condemnation................ 18
           7.1          Loss due to Condemnation............................ 18
           7.2          Loss due to Casualty................................ 19

        Article 8       Maintenance of the Property......................... 20

        Article 9       Broker.............................................. 21

        Article 10      Representations and Warranties...................... 22
           10.1         Limitations on Representations and Warranties....... 22
           10.2         Representations and Warranties...................... 23
           10.3         Seller's Knowledge.................................. 25
           10.4         Survival............................................ 26

        Article 11      Liability of Seller................................. 26

        Article 12      Assignment.......................................... 27

        Article 13      Notices............................................. 27

        Article 14      Expenses............................................ 28




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                          TABLE OF CONTENTS (Continued)




        PAGE


        Article 15      Miscellaneous.................................. 28
           15.1         Successors and Assigns......................... 28
           15.2         Gender......................................... 29
           15.3         Captions....................................... 29
           15.4         Construction................................... 29
           15.5         Entire Agreement............................... 29
           15.6         Recording...................................... 29
           15.7         No Continuance................................. 29
           15.8         Time of Essence................................ 30
           15.9         Original Document.............................. 30
           15.10        Governing Law.................................. 30
           15.11        Acceptance of Offer............................ 30
           15.12        Confidentiality................................ 30
           15.13        Surviving Covenants............................ 30
           15.14        Approval....................................... 31
           15.15        Prevailing Party .............................. 31
           15.16        No Recording................................... 31
         15.17      Radon Gas. . . . . . . . . . . . . . . . . . . ..   32

                        Exhibit A - Description of Land Exhibit B - Rent Roll Exhibit C - Special Warranty Deed Exhibit D - Bill of Sale Exhibit E - Assignment of Leases Exhibit F -
                        Intentionally Deleted Exhibit G - Form of Seller's Affidavit of
                               Non-Foreign Status
                     Exhibit H - Pending Material Litigation
                        Exhibit I - Form of Estoppel

                        Schedule A - Escrow Conditions


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